Exhibit 99.1

Scripps CEO and executives take pay cut;
money will go to employee assistance fund

April 13, 2020

CINCINNATI - The senior leadership team and members of the board of directors of The E.W. Scripps Company (NASDAQ: SSP) are taking voluntary salary and fee reductions, effective immediately. The company will donate an amount equal to those cuts to a fund to support its employees affected by the COVID-19 crisis.

Scripps President and CEO Adam Symson will take a 15% reduction to his salary. The company’s named executive officers will each take a 10% pay cut. This includes Chief Financial Officer Lisa Knutson; Local Media President Brian Lawlor; Executive Vice President, National Media Laura Tomlin; General Counsel Bill Appleton; Senior Vice President, Controller and Treasurer Doug Lyons; Senior Vice President, Corporate Communications and Investor Relations Carolyn Micheli; and Vice President, Benefits and Compensation Julie McGehee.

The reductions are calculated based on executives’ 2019 salary after their 2020 salary increases were rolled back.

The 11 members of Scripps’ board of directors will take a 15% reduction in their annual cash compensation, and board chairman Rich Boehne also will forego the remainder of his 2020 chairman fees.

The company will make a donation to The Scripps Howard Foundation’s COVID-19 Employee Relief Fund equal to the amount saved as a result of the reduction in salaries and director fees. The Foundation created the fund to help Scripps employees who are adversely affected by the COVID-19 crisis.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com